UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2014

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1230 Peachtree Street, NE, Suite 1000,

Atlanta, GA 30309

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (404) 446-0050

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 — Regulation FD Disclosure.

In a press release dated February 4, 2014, the Company announced the completion of the Merger (as defined below).  A copy of the press release is attached hereto as Exhibit 99.1.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 8.01 — Other Events.

On February 3, 2014, Streamline Health, Inc. (“Streamline”), a subsidiary of Streamline Health Solutions, Inc. (the “Company”), completed the previously announced acquisition of Unibased Systems Architecture, Inc. (“Unibased”), a provider of patient access solutions, including enterprise scheduling and surgery management software, for healthcare organizations throughout the United States, pursuant to an Agreement and Plan of Merger dated January 16, 2014 (the “Merger Agreement”) for a total purchase price of $6.5 million, subject to net working capital and other customary adjustments.  A portion of the total purchase price was withheld in escrow as described in the Merger Agreement for certain transaction and indemnification expenses.

Pursuant to the Merger Agreement, Streamline acquired all of the issued and outstanding common stock of Unibased, and Unibased became a wholly-owned subsidiary of Streamline (the “Merger”).  The Merger was approved by the requisite consent of stockholders of Unibased.  Under the terms of the Merger Agreement, Unibased stockholders received cash for each share of Unibased common stock held.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is included as Exhibit 2.1 to the Form 8-K filed with the Securities and Exchange Commission on January 23, 2014, the terms of which are incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1	Streamline Health Solutions, Inc. Press Release dated February 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Streamline Health Solutions, Inc.

Date: February 7, 2014	By:	/s/ Jack W. Kennedy Jr.
Jack W. Kennedy Jr.
Senior Vice President & Chief Legal Counsel

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

99.1	Streamline Health Solutions, Inc. Press Release dated February 4, 2014.